CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of

ACEZTECH CORPORATION

33-01, 33RD Floor,

Menara Keck Seng,

203 Jalan Bukit Bintang,

55100 Kuala Lumpur,

Malaysia.

We consent to the inclusion in the Registration Statement on Form S-1 of Aceztech Corporation, of our report date December 22, 2023 relating to our audit of the balance sheets of Aceztech Corporation as of November 30, 2023 and the related statement of operation and comprehensive loss, stockholders’ equity, and cash flows for period ended of November 30, 2023 and the related notes included herein.

We also consent to the reference to us under the caption “Interest of Named Experts and Counsel” in the Registration Statement.

/s/ JP CENTURION & PARTNERS PLT
JP CENTURION & PARTNERS PLT (ID: 6723)

Kuala Lumpur, Malaysia
December 22, 2023